EXHIBIT 99.1

Dionex Reports Record Net Sales and Earnings for the Third Quarter

SUNNYVALE, Calif., May 2, 2007 (PRIME NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX) today announced record net sales and earnings for the third quarter and nine months ended March 31, 2007.

For the third quarter of fiscal 2007, sales were $85.0 million, an increase of 15% compared with the $73.7 million reported in the third quarter of last year. Currency fluctuations increased sales by $2.5 million, or 3%, for the third quarter compared with the same period last year. Diluted earnings per share were $0.59 for the third quarter, an increase of 18%, compared with the $0.50 reported in the third quarter of last year.

For the nine months ended March 31, 2007, sales were $241.3 million, an increase of 12% compared with the $216.1 million reported for the same period of last year. Currency fluctuations increased sales by $6.3 million, or 3%, for the first nine months compared with the first nine months of fiscal 2006. Diluted earnings per share were $1.70, an increase of 16% compared with the $1.47 reported for the first nine months of fiscal 2006. Net income for the first nine months of fiscal 2007 included costs of approximately $700,000, net of tax, or $0.04 per share, related to the Company's initiative to centralize some of its field related technical, administrative and support functions within North America and Europe. Net income for the second quarter of fiscal 2007 included a discrete tax benefit from the extension of the federal research credit of approximately $550,000 or $0.03 per share. Net income for the first nine months of fiscal 2006 included other income of $1.0 million, net of tax, or $0.05 per share, related primarily to a one-time gain from the favorable settlement of patent litigation.

During the quarter, the Company repurchased 258,310 shares of its common stock for $16.3 million. In the first nine months of fiscal 2007, the Company repurchased a total of 902,876 shares of its common stock for $49.5 million.

Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, "The third quarter produced better results than we originally anticipated earlier in the year. We achieved the highest quarterly sales in the Company's history. We also reported very strong third quarter profits, driven by good sales growth and operating income margin expansion.

"We experienced strong growth in all three major geographic regions and in both of our major product lines, ion chromatography and HPLC. Sales in North America rebounded nicely for the quarter growing 13% compared to being down slightly in the first six months of the year. Sales in our European region grew by 19% in reported dollars and 11% in local currency, driven by growth in the life sciences market. Sales in our Asia/Pacific region grew 12% in the third quarter in both reported dollars and local currency. We achieved sales growth in all countries in the region.

"We are pleased that we achieved growth in each of our product markets in the third quarter, including life sciences, environmental and chemical/petrochemical.

"Sales of our ion chromatography products were up 14% in the third quarter driven by strong demand for our IC instrumentation and consumables in each major geographic region. We also achieved 21% HPLC growth for the quarter experiencing growth on a global basis in HPLC.

"We believe that our strong performance in the third quarter leaves us well positioned for good sales and earnings growth in the fourth quarter. We estimate that net sales will be in the range of $79-$83 million in the fourth quarter and that diluted earnings per share will be in the range of $0.54-$0.58 per share. We are increasing our sales and EPS guidance for the full year. For the full year, we estimate that sales will be in the range of $320-$324 million and diluted earnings per share will be $2.24-$2.28. Among the assumptions on which our guidance is based are: (1) currency rates will have a 2-3 percentage point positive impact on sales for all of fiscal 2007; (2) our gross margin will be approximately 66% for the remainder of fiscal 2007; (3) we will not incur additional costs related to our centralization initiative in fiscal 2007, which will result in total costs for the full fiscal year of approximately $700,000, net of tax, or $0.04 per share."

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Management of the Company will discuss the first quarter results in a conference call on Wednesday, May 2 2007, at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Thursday, May 3, 2007 until 5:00 p.m. PT, Friday, June 29, 2007.

Certain statements contained herein that are not purely historical (such as statements related to the Company's future plans and prospects including its sales and earnings growth estimates) may be deemed to be forward-looking statements which are subject to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include, among other things, statements regarding future events and the future financial performance of the Company that involve risks and uncertainties. Readers are cautioned that these forward looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors including: foreign currency fluctuations, competition from other products, economic conditions in the areas in which the company sells its products, and demand for analytical instrumentation and other factors listed in the Company's most recent reports on Form 10-K and Form 10-Q. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. The Company's results of operations for the third quarter and nine months ended March 31, 2007 are not necessarily indicative of the Company's operating results for any future periods. Any projections in this release are based on limited information currently available to the Company, which is subject to change. Although any such projections and the factors influencing them will likely change, the Company will not necessarily update the information, since the Company will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

                          DIONEX CORPORATION
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)
                              (Unaudited)

                            Three Months Ended     Nine Months Ended
                                March 31,              March 31,
                             2007       2006        2007        2006
                           --------   --------    --------    --------

 Net sales                 $ 84,954   $ 73,674    $241,330    $216,115
 Cost of sales               29,172     25,126      81,786      73,425
                           --------   --------    --------    --------
 Gross profit                55,782     48,548     159,544     142,690
                           --------   --------    --------    --------

 Operating expenses:
   Selling, general
    and administrative       31,389     27,739      90,394      82,219
   Research and product
    development               6,360      5,675      18,209      16,649
                           --------   --------    --------    --------
     Total operating
      expenses               37,749     33,414     108,603      98,868
                           --------   --------    --------    --------

 Operating income            18,033     15,134      50,941      43,822

 Interest income, net           236        459         736       1,012
 Other income (expense)         205        (73)        136       1,465
                           --------   --------    --------    --------

 Income before taxes
  on income                  18,474     15,520      51,813      46,299
 Taxes on income              6,977      5,155      18,378      16,020
                           --------   --------    --------    --------
     Net income            $ 11,497   $ 10,365    $ 33,435    $ 30,279
                           ========   ========    ========    ========

 Basic earnings per
  share                    $   0.60   $   0.52    $   1.74    $   1.51
                           ========   ========    ========    ========
 Diluted earnings per
  share                    $   0.59   $   0.50    $   1.70    $   1.47
                           ========   ========    ========    ========
 Shares used in
  computing per share
  amounts:
   Basic                     19,047     20,049      19,214      20,067
                           ========   ========    ========    ========
   Diluted                   19,551     20,542      19,672      20,595
                           ========   ========    ========    ========

                          DIONEX CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                 AT MARCH 31, 2007 AND JUNE 30, 2006
                            (In thousands)
                             (Unaudited)

                                                 March 31,    June 30,
                                                   2007         2006
                                                 --------     --------

 ASSETS

   Current assets:
     Cash, cash equivalents and short term
      investments                                $ 55,500     $ 51,014
     Accounts receivable, net                      67,951       63,008
     Inventories                                   28,289       27,702
     Other current assets                          18,562       15,706
                                                 --------     --------

       Total current assets                       170,302      157,430

   Property, plant and equipment, net              62,284       58,700
   Goodwill and other intangible assets            29,325       29,504
   Other assets                                     4,233        4,768
                                                 --------     --------
                                                 $266,144     $250,402
                                                 ========     ========

 LIABILITIES AND STOCKHOLDERS' EQUITY

   Current liabilities:
     Notes payable                               $  2,546     $     --
     Accounts payable                              12,241        9,395
     Accrued liabilities                           47,360       39,673
     Income taxes payable                           9,018        7,100
     Accrued product warranty                       3,313        3,493
                                                 --------     --------

       Total current liabilities                   74,478       59,661

   Deferred income taxes and other                  6,341        5,359
   Stockholders' equity                           185,325      185,382
                                                 --------     --------
                                                 $266,144     $250,402
                                                 ========     ========

CONTACT:  Dionex Corporation
          Craig McCollam
          408-481-4107